Exhibit 10.10

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Power of Attorney

I, Fang Rui, a citizen of the People’s Republic of China, with identity card number [***], am signing this Power of Attorney on March 17, 2020 which shall be effective from the date of its execution. As of the date of this Power of Attorney, I hold 79% of the equity interests of Yuanbao Shuke (Beijing) Technology Co., Ltd. (the “Company”).

I hereby irrevocably grant Yuanbao Kechuang (Beijing) Technology Co., Ltd. (the “Trustee”) a general power of attorney, authorizing the Trustee to act as my agent and in my name to exercise the following rights of me as a shareholder of the Company:

(1)	Propose to hold, convene and attend the shareholders’ meeting of the Company or make shareholders’ decisions;

(2)	To receive all notices of the convening of shareholders’ meetings and the rules of procedures thereof;

(3)

Exercise all the shareholder’s rights and shareholder’s voting rights that I am entitled to under the laws of the PRC and the articles of association of the Company, including, but not limited to, the sale, transfer, mortgage, pledge or disposal of all or part of my equity interests or any or all assets of the Company, and the liquidation of the Company, etc.;

(4)	Sell, transfer, pledge or otherwise dispose of any or all of equity interests held by me in the Company;

(5)	Nominate, elect, appoint, or dismiss the legal representative, directors, supervisor, CEO, general manager, finance director and other senior managements of the Company;

(6)	Supervise the business performance of the Company; approve annual budget or declaration of dividends of the Company; review the financial information of the Company at any time;

(7)	Sign and deliver any written resolutions/decisions and meeting minutes in my name and on my behalf;

(8)	Approve the submission of any registration documents to the competent governmental authorities and the filing of documents to the competent governmental authorities for archival record by the Company;

(9)	File a shareholder’s lawsuit or take other legal action against a director or senior management of the Company if his or her action damages the interests of the Company and/or me;

(10)	Approve any amendments to the articles of association of the Company; and

(11)	Exercise any other rights granted to me by the articles of association of the Company or applicable laws and regulations.

I hereby irrevocably appoint the Trustee to act as my authorized proxy to sign all legal documents necessary or useful for the Company to exercise its rights under the Exclusive Equity Option Agreement and the Equity Pledge Agreement entered into with me and handle all relevant registration with administrative authority of industry and commerce.

I hereby irrevocably confirm that I recognize any act or omission taken or decision made by the Trustee in relation to my equity interest during the term of this Power of Attorney and within the scope of authorization hereunder; such acts, omission and decisions shall be binding upon me and I shall not raise any objection of any nature to the above acts, omission or decisions; and all legal consequences arising from such acts, omission or decisions shall be borne by me.

I hereby irrevocably confirm that if for whatever reason I am required to sign any document for carrying out, implementing or fulfilling such action or decision, I will sign the corresponding document as directed by the Trustee.

I hereby irrevocably confirm that, during the term of this Power of Attorney, I hereby waive all rights that have been granted to the Trustee with respect to the equity interest of the Company through this Power of Attorney, and shall not exercise such rights on my own.

I hereby irrevocably confirm that, unless the Trustee gives an instruction to me for the replacement of the Trustee, this Power of Attorney shall continue to be valid until the expiration or early termination of the Entrustment Agreement entered into by and among me, Yuanbao Kechuang (Beijing) Technology Co., Ltd. and the Company on March 17, 2020.

I hereby irrevocably confirm that, any dispute arising from the interpretation and performance of this Power of Attorney or in connection with this Power of Attorney, either I or the Trustee shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration procedures and rules then in force. The arbitration shall be conducted in Beijing in the Chinese language. The arbitration award shall be final and binding upon the Parties. To the extent permitted by the PRC laws and where appropriate, the arbitration tribunal may award any remedies in accordance with the terms of this Power of Attorney and applicable PRC law, including interim or permanent remedies (such as injunctive relief for commercial activities or compulsory transfer of assets), specific performance of contractual obligations, remedies against the equity interests or assets of the Company (including but not limited to the property rights and interests or land assets), or an award ordering the liquidation of the Company. Upon effectiveness of the arbitration award, both the Trustee and I shall have the right to apply to the courts of competent jurisdiction (including courts of Hong Kong, Cayman Islands, China, and the places where the major assets of the Company are located) for enforcement of said arbitration award. To the extent permitted under the PRC law, both the Trustee and I shall have the right to have recourse to a court of competent jurisdiction, pending the constitution of the arbitration tribunal or in such other appropriate circumstances permitted by law, to seek interim injunctive or other interim relief in support of the arbitration as a matter of preservation or enforcement of property. During the course of the arbitration, this Power of Attorney shall continue to be in effect, except for the disputed matters between the Trustee and me which is pending for arbitration.

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[Signature Page for the Power of Attorney]

By	/s/ Fang Rui
Fang Rui